Exhibit 99.3

                         Independent Accountants' Report


The Board of Directors
Direct Merchants Credit Card Bank N.A.:

We have examined management's assertion, included in the accompanying Management's Assertion, that Direct Merchants Credit Card Bank N.A., (the Servicer) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers exclusive of standards I.4., III.3., III.4., V.2., V.3., and V.4., as of and for the year ended December 31, 2004. Management is responsible for the Servicer's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Servicer's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Servicer complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.




Minneapolis, Minnesota
March 15, 2005

                             Management's Assertion


As of and for the year ended December 31, 2004, Direct Merchants Credit Card Bank N.A. (the "Servicer") complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for the following:

- Minimum servicing standards I.4., III.3., III.4., V.2., V.3., and V.4., which the Servicer has interpreted as being inapplicable to credit card servicing.

As of and for the same period, the Servicer had in effect a fidelity bond, and errors and omissions policies in the amount of $55 million.

                            DIRECT MERCHANTS CREDIT CARD BANK N.A.



                                   /s/Scott R. Fjellman
                            Name:  Scott R. Fjellman
                            Title: Senior Vice President, Treasurer & Cashier



Date: March 15, 2005